UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Additional Information Concerning
the 2017 Annual General Meeting of Shareholders
of Transocean Ltd.
to be held on May 11, 2017

April 20, 2017

This information supplements the definitive proxy statement dated March 16, 2017 (the “2017 Proxy Statement”) of Transocean Ltd. (the “Company”) for its 2017 Annual General Meeting of Shareholders to be held on Thursday, May 11, 2017, at 7:30 p.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH‑6304 Zug, Switzerland.

At the 2017 Annual General Meeting, one of the proposals on which you will be asked to vote, in person or by proxy, is the reelection of 11 members of the Company’s Board of Directors, each for a term extending until completion of the next annual general meeting of shareholders. All of the nominees are presently members of the Board of Directors.

We wish to clarify certain information with respect to with one of our nominees, Glyn A. Barker.  Mr. Barker’s son is employed by PricewaterhouseCoopers LLP (“PwC”), an assurance, advisory and tax services firm that provides consulting services to the Company but is not the Company’s independent registered public accounting firm. Mr. Barker’s son is not a  dependent of, and does not share a household with, Mr. Barker. Although Mr. Barker’s son is employed by PwC, his son does not, directly or indirectly, provide any services to the Company or any of its affiliates, and his son works within a division of PwC that does not provide any services to the Company or any of its affiliates. Moreover, Mr. Barker’s son is not a partner or principal of PwC, but is instead one of over 200,000 persons employed by PwC worldwide. Further, the Company’s relationship with PwC predates both the Company’s relationship with Mr. Barker and PwC’s relationship with Mr. Barker’s son.

Given the foregoing, we reiterate our belief that Mr. Barker should be considered independent.

Our Board of Directors continues to recommend that you vote “FOR” the reelection of each of the nominees to the Board of Directors included in the 2017 Proxy Statement, including Mr. Barker.